CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Teradata Savings Plan
San Diego, California

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-146475) of Teradata Corporation of our report dated June 27, 2022, relating to the financial statements and supplemental schedule of Teradata Savings Plan which appear in this Form 11-K for the year ended December 31, 2021.

/s/ BDO USA LLP

Charlotte, North Carolina
June 27, 2022